January 24, 2013	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.90 and $3.54 Per Diluted Common Share, Respectively; and Fourth Quarter and
Annual Earnings from Continuing Operations of $0.60 and $3.20 Per Diluted
Common Share, Respectively

Preliminary Financial Results for the Quarter and Year Ended December 31, 2012:

•
Sale of Great Southern Travel and Great Southern Insurance:  Effective November 30, 2012, Great Southern Bank sold Great Southern Travel and Great Southern Insurance divisions.  The 2012 operations of the two divisions have been reclassified to include all revenues and expenses in discontinued operations.  The 2011 operations have been restated to reflect the reclassification of revenues and expenses in discontinued operations.  The Company recognized gains on the sales totaling $6.1 million, which are included in the income from discontinued operations.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of December 31, 2012, the Company’s Tier 1 leverage ratio was 9.5%, Tier 1 risk-based capital ratio was 15.2%, and total risk-based capital ratio was 16.5%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $195 million from December 31, 2011 to December 31, 2012, mainly due to the loans acquired in the InterBank FDIC-assisted acquisition completed in April 2012.  Decreases in the FDIC-covered loan portfolios acquired in 2009 and 2011 totaled $132 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $67 million from December 31, 2011, to December 31, 2012, primarily in the areas of multi-family residential mortgage loans, commercial real estate loans, commercial business loans and consumer loans, partially offset by decreases in construction and land development loans.

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $122.0 million at December 31, 2012, up $1.0 million from September 30, 2012, and down $6.7 million from December 31, 2011. Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2012, were $72.6 million, a decrease of $4.3 million from $76.9 million at September 30, 2012, and a decrease of $1.8 million from $74.4 million at December 31, 2011.  Non-performing assets were 1.84% of total assets at December 31, 2012, compared to 1.89% at September 30, 2012 and 1.96% at December 31, 2011.

•
Net Interest Income: Net interest income for the fourth quarter of 2012 increased $2.4 million to $44.6 million compared to $42.2 million for the fourth quarter of 2011. Net interest margin was 5.01% for the quarter ended December 31, 2012, compared to 5.07% for the fourth quarter in 2011 and 4.75% for the quarter ended September 30, 2012.  These changes were primarily the result of variations in the yield accretion on acquired loans due to improvements in expected cash flows in the 2012 periods when compared to the 2011 periods. Net interest income was also impacted by lower average yields on loans and investments in the fourth quarter of 2012, partially offset by lower rates on deposits. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 135 basis points for the quarter ended December 31, 2012, 134 basis points for the quarter ended December 31, 2011, and 109 basis points for the quarter ended September 30, 2012.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended December 31, 2012, were $0.90 per diluted common share ($12.3 million available to common shareholders) compared to $0.85 per diluted common share ($11.7 million available to common shareholders) for the quarter ended December 31, 2011. Preliminary earnings from continuing operations for the quarter ended December 31, 2012, were $0.60 per diluted common share ($8.2 million available to common shareholders) compared to $0.85 per diluted common share ($11.6 million available to common shareholders) for the quarter ended December 31, 2011.

Preliminary earnings for the year ended December 31, 2012, were $3.54 per diluted common share ($48.1 million available to common shareholders) compared to $1.93 per diluted common share ($26.3 million available to common shareholders) for the year ended December 31, 2011. Preliminary earnings from continuing operations for the year ended December 31, 2012, were $3.20 per diluted common share ($43.5 million available to common shareholders) compared to $1.89 per diluted common share ($25.6 million available to common shareholders) for the year ended December 31, 2011.

For the quarter ended December 31, 2012, annualized return on average equity was 16.03%; annualized return on average assets was 1.25%; and net interest margin was 5.01% compared to 18.13%, 1.32% and 5.07%, respectively, for the quarter ended December 31, 2011. For the year ended December 31, 2012, annualized return on average equity was 16.55%; annualized return on average assets was 1.22%; and net interest margin was 4.61% compared to 11.67%, 0.87% and 5.17%, respectively, for the year ended December 31, 2011.  The increase in annualized return on average equity and average assets during the full year was primarily attributable to the bargain purchase gain on the InterBank FDIC-assisted transaction and the gain from discontinued operations recorded during the 2012 period.

President and CEO Joseph W. Turner commented, “Our quarterly and annual earnings reflect the hard work and commitment of the Great Southern team. 2012 was a busy year. The headline event for the year was the April 2012 FDIC-assisted acquisition of Minnesota-based InterBank. This acquisition allowed us new entry into the Minneapolis metropolitan market with four banking centers. Another major milestone occurred in November 2012 when we separately sold the Bank’s Great Southern Travel and Great Southern Insurance divisions in order to more strictly focus resources on our core business of banking.  We’ve provided additional details about these transactions in previous press releases.

“We’ve seen modest signs of improvement in loan demand in some of our markets in a highly competitive landscape and challenging operating environment. Total gross loans, including FDIC-covered loans, increased by $195 million since the end of 2011, mainly due to the InterBank transaction and some organic growth. Excluding covered loans and mortgages held for sale, total loans increased $67 million from December 31, 2011.

“Overall, nonperforming assets and potential problem loans (excluding FDIC covered assets) have decreased by $6.7 million from the end of 2011. The resolution of nonperforming assets continues to be a priority. As we’ve noted in the last several years, we expect non-performing assets, potential problem loans, loan loss provisions and net charge-offs to continue to remain at somewhat elevated levels and to potentially fluctuate from period to period.”

Turner continued, “Since the end of 2011, total deposits increased by approximately $189 million primarily due to the InterBank transaction and attracting new checking deposit customers throughout the Company’s six-state footprint. Our deposit mix continues to trend towards lower-cost transaction accounts and the cost of deposits continues to decrease due to lower market interest rates.  During the fourth quarter, the average cost of deposits was 0.58% as compared to 0.98% during the quarter ended December 31, 2011.

“Our capital and earnings remained positions of strength as we ended 2012. As we enter 2013, our 90th year of operation, we will maintain our focus on key priorities: serving and meeting the needs of our customers, reviewing acquisition opportunities, resolving problem assets, managing interest rate margin, and driving operational efficiencies where possible.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net interest income	$44,627	$42,228	165,131	$163,521
Provision for loan losses	7,786	10,205	43,863	35,336
Non-interest income	1,981	15,522	46,002	4,131
Non-interest expense	30,267	36,160	112,560	97,476
Provision for income taxes	176	(560)	10,623	5,183
Net income from continuing operations	8,379	11,945	44,087	29,657
Gain from discontinued operations, net of tax	4,070	88	4,619	612
Net income	$12,449	$12,033	$48,706	$30,269

Net income available to common shareholders	$12,281	$11,660	$48,098	$26,259
Earnings per diluted common share	$0.90	$0.85	$3.54	$1.93
Earnings from continuing operations per diluted common share	$0.60	$0.85	$3.20	$1.89

NET INTEREST INCOME

Net interest income for the fourth quarter of 2012 increased $2.4 million to $44.6 million compared to $42.2 million for the fourth quarter of 2011. Net interest margin was 5.01% in the fourth quarter of 2012, compared to 5.07% in the same period of 2011, a decrease of six basis points. Net interest income for the year ended December 31, 2012, increased $1.6 million to $165.1 million compared to $163.5 million for the year ended December 31, 2011. Net interest margin was 4.61% for the year ended December 31, 2012, compared to 5.17% for the year ended December 31, 2011, a decrease of 56 basis points. The average interest rate spread was 4.95% and 4.53% for the quarter and year ended December 31, 2012, compared to 4.97% and 5.06% for the quarter and year ended December 31, 2011. For the quarter ended December 31, 2012, the average interest rate spread increased 26 basis points compared to the average interest rate spread of 4.69% in the quarter ended September 30, 2012.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For the loan pools acquired in 2012 and 2011, the cash flow estimates have increased.  For the loan pools acquired in 2009, the cash flow estimates have increased each quarter, beginning with the fourth quarter of 2010, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2012		December 31, 2011
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$12,050	135 bps	$9,494	134 bps
Non-interest income	(10,545)		(8,365)
Net impact to pre-tax income	$1,505		$1,129

	Year Ended
	December 31, 2012		December 31, 2011
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$36,186	101 bps	$49,208	156 bps
Non-interest income	(29,864)		(43,835)
Net impact to pre-tax income	$6,322		$5,373

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $23.7 million and the remaining adjustment to the indemnification assets that will affect non-interest income (expense) is $(18.9) million. Of the remaining adjustments, we expect to recognize $13.2 million of interest income and $(11.2) million of non-interest income (expense) in the next year.  Additional adjustments may be recorded in future periods from the 2009, 2011 and 2012 FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin decreased seven basis points when compared to the year-ago quarter.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were substantially offset by the positive effects of the lower deposit costs.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2011 and 2012, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.  Retail certificates of deposit increased over the year-ago quarter because of the deposits assumed in the Sun Security Bank and InterBank FDIC-assisted acquisitions.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2012, non-interest income decreased $13.5 million when compared to the quarter ended December 31, 2011, primarily as a result of the following items:

•	Sun Security Bank FDIC-assisted acquisition: The Bank recognized a one-time gain of $16.5 million (pre-tax) on the FDIC-assisted acquisition of Sun Security Bank during the prior year quarter.

Partially offsetting the decrease in non-interest income was an increase in the following items:

•
Amortization of income related to business acquisitions:  There was a smaller decrease to non-interest income from amortization related to business acquisitions compared to the prior year quarter.  The net amortization, an amount which reduces non-interest income, decreased $1.3 million from the prior year quarter.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $10.5 million of amortization (decrease in non-interest income) was recorded in the quarter ended December 31, 2012.  This amortization (decrease in non-interest income) amount was up $2.1 million from the $8.4 million that was recorded in the quarter ended December 31, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank, which was completed in April 2012.  Income from the accretion of the discount was $4.0 million for the quarter ended December 31, 2012, an increase of $3.4 million from the $600,000 recognized in the prior year quarter.
•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $683,000 compared to the prior year quarter.  This was due to an increase in originations (primarily refinancings) of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

•	Securities gains and impairments: Realized gains on sales of available-for-sale securities, net of impairment losses, increased $415,000 from the prior year quarter.

For the year ended December 31, 2012, non-interest income increased $41.9 million when compared to the year ended December 31, 2011, primarily as a result of the following items:

•
Initial gains recognized on business acquisitions:  The initial gain recognized on business acquisitions increased $14.8 million from the year ended December 31, 2011. During the quarter ended June 30, 2012, the Bank recognized a one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax).  In the prior year, the Bank recognized a one-time gain of $16.5 million (pre-tax) on the FDIC-assisted acquisition of Sun Security Bank.

•
Amortization of income related to business acquisitions:  There was a smaller decrease to non-interest income from amortization related to business acquisitions compared to the year ended December 31, 2011.  The net amortization, an amount which reduces net interest income, decreased $19.1 million from the prior year.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $29.9 million of amortization (decrease in non-interest income) was recorded in the year ended December 31, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. This amortization (decrease in non-interest income) amount was down $13.9 million from the $43.8 million that was recorded in the period ended December 31, 2011, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions involving Sun Security Bank, which was completed in October 2011, and InterBank which was completed in April 2012.  Income from the accretion of the discount was $11.1 million for the year ended December 31, 2012, an increase of $5.1 million from the $6.0 million recognized in the prior year.

•	Securities gains and impairments: Realized gains on sales of available-for-sale securities, net of impairment losses, increased $2.2 million from the year-ended December 31, 2011.
•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $2.0 million from the year ended December 31, 2011.  This was due to an increase in originations (primarily refinancings) of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

•	Tax credits: The Bank sold or utilized several state tax credits during the year ended December 31, 2012, which resulted in a gain of $1.1 million.
•
Interest rate derivative income:  The Company recognized non-interest income of $1.2 million during the period related to its matched book interest rate derivatives program.  The Company provides interest rate derivatives to certain qualifying customers in order to facilitate their respective interest rate management objectives.  Those interest rate swaps are economically hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions.  However, the Company does not account for these transactions as hedges.  The Company earns non-interest income related to the derivatives it provides to its customers, which represents compensation for credit risk and administrative costs associated with making a market in derivatives.

•	Service charges and ATM fees: Service charges and ATM fees during the full year 2012 increased by $1.0 million over 2011.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2012, non-interest expense decreased $5.9 million to $30.3 million, when compared to the quarter ended December 31, 2011.  The decrease was primarily due to the following items:

•
Foreclosure-related expenses:  Expenses on foreclosed assets decreased $5.4 million for the quarter ended December 31, 2012, when compared to the quarter ended December 31, 2011, due primarily to reductions in the write-downs of carrying values of foreclosed assets and losses on sales of assets of $6.8 million.  The discount on foreclosed assets acquired through the 2009, 2011 and 2012 FDIC-assisted acquisitions recognized as income increased $1.0 million.

•
Partnership tax credit:  The partnership tax credit expense decreased $945,000 from the prior year quarter.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the quarter ended December 31, 2012, tax credits used to reduce the Company’s tax expense totaled $2.6 million, down $945,000 from $3.5 million for the quarter ended December 31, 2011.  These tax credits resulted in corresponding amortization expense of $2.0 million during the quarter ended December 31, 2012, down $900,000 from $2.9 million for the quarter ended December 31, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

For the year ended December 31, 2012, non-interest expense increased $15.1 million to $112.6 million, when compared to the year ended December 31, 2011.  The increase was primarily due to the following items:

•
Sun Security Bank FDIC-assisted acquisition:  Non-interest expense increased $4.7 million for the year ended December 31, 2012, when compared to the year ended December 31, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former Sun Security Bank on October 7, 2011. Of this amount, $497,000 related to non-recurring acquisition-related costs incurred during the first quarter of 2012, primarily salaries ($127,000) and occupancy and equipment expenses ($215,000).

•
InterBank FDIC-assisted acquisition:  Non-interest expense increased $4.7 million for the year ended December 31, 2012, when compared to the year ended December 31, 2011, due to operating costs related to the operations acquired in the FDIC-assisted acquisition involving the former InterBank on April 27, 2012.  Of this amount, $2.4 million related to non-recurring acquisition-related expenses incurred during the second and third quarters of 2012, primarily related to salaries and benefits ($587,000), computer license and support ($541,000) and legal and other professional fees ($424,000).

•
Other operating expenses:  Other operating expenses increased $2.5 million from the prior year primarily due to increases in expenses to originate loans, amortization of the core deposit intangible, contributions and other expenses.

•
Partnership tax credit:  The partnership tax credit expense increased $1.8 million from the prior year.  During the year ended December 31, 2012, tax credits used to reduce the Company’s tax expense totaled $7.4 million, up $2.7 million from $4.7 million for the year ended December 31, 2011.  These tax credits resulted in corresponding amortization expense of $5.8 million during the year ended December 31, 2012, up $1.8 million from $4.0 million for the year ended December 31, 2011. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
New banking centers:  Continued internal growth of the Company since the year ended December 31, 2011, caused an increase in non-interest expense during the year ended December 31, 2012.  The Company opened two retail banking centers in the St. Louis, Mo., market area – one in O’Fallon, Mo., in February 2012 and one in Affton, Mo., in December 2011. The operation of these two new locations increased non-interest expense for the year ended December 31, 2012, by $568,000 over the same period in 2011.

•
Foreclosure-related expenses:  Partially offsetting the above increases was a decrease in expenses on foreclosed assets of $3.1 million for the year ended December 31, 2012, when compared to the year ended December 31, 2011, primarily due to the prior year write-downs of carrying values discussed previously.  The discount on foreclosed assets acquired through the 2009, 2011 and 2012 FDIC-assisted acquisitions recognized as income decreased $356,000. These amounts were partially offset by an increase in expenses on foreclosed properties of $941,000 due to higher levels of foreclosed properties held.

The Company’s efficiency ratio for the quarter ended December 31, 2012, was 58.30% compared to 63.56% for the same quarter in 2011.  The efficiency ratio for the year ended December 31, 2012, was 53.03% compared to 59.54% for the year ended December 31, 2011.  The decrease in the ratio in the 2012 three-month period was primarily due to the decreases in non-interest expense. The decrease in the ratio in the 2012 year was primarily due to the gain recognized on the FDIC-assisted acquisition, partially offset by increases in non-interest expense described above. The Company’s ratio of non-interest expense to average assets decreased from 4.15% and 2.99% for the quarter and year ended December 31, 2011, respectively, to 3.17% and 2.98% for the quarter and year ended December 31, 2012.  Average assets for the quarter ended December 31, 2012 increased $337 million, or 9.2%, from the quarter ended December 31, 2011.  Average assets for the year ended December 31, 2012, increased $507 million, or 14.5%, from the year ended December 31, 2011.

INCOME TAXES

For the quarter and year ended December 31, 2012, the Company’s effective tax rates were 16.0% and 21.2%, respectively, which were lower than the base corporate tax rate, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate. The Company’s tax rate, however, was higher than in recent periods in the year ended December 31, 2012, due to the significant gain recognized on the FDIC-assisted transaction completed in the quarter ended June 30, 2012, and the gains recognized on the sales of the Travel and Insurance divisions in the quarter ended December 31, 2012. In future periods, the Company expects its effective tax rate typically will be approximately 12%-18%, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of December 31, 2012, total stockholders’ equity was $369.9 million (9.4% of total assets). As of December 31, 2012, common stockholders’ equity was $311.9 million (7.9% of total assets), equivalent to a book value of $22.94 per common share. Total stockholders’ equity at December 31, 2011, was $324.6 million (8.6% of total assets). As of December 31, 2011, common stockholders’ equity was $266.6 million (7.0% of total assets), equivalent to a book value of $19.78 per common share.  At December 31, 2012, the Company’s tangible common equity to total assets ratio was 7.7%, compared to 6.9% at December 31, 2011. The tangible common equity to total risk-weighted assets ratio was 12.6% at December 31, 2012, compared to 11.5% at December 31, 2011.

As of December 31, 2012, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of December 31, 2012, the Company’s Tier 1 leverage ratio was 9.5%, Tier 1 risk-based capital ratio was 15.2%, and total risk-based capital ratio was 16.5%. On December 31, 2012, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.9%, Tier 1 risk-based capital ratio was 14.4%, and total risk-based capital ratio was 15.6%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the fourth quarter of 2012 was 1.2% and the Company currently expects the dividend rate for the first quarter of 2013 to be approximately 1.0%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended December 31, 2012, decreased $2.4 million to $7.8 million when compared with the quarter ended December 31, 2011.  The provision for loan losses for the year ended December 31, 2012, increased $8.5 million to $43.9 million when compared with the year ended December 31, 2011.  At December 31, 2012, the allowance for loan losses was $40.6 million, a decrease of $583,000 from December 31, 2011.  Net charge-offs were $7.4 million and $9.4 million for the quarters ended December 31, 2012 and 2011, respectively.  Net charge-offs were $44.4 million and $35.6 million for the years ended December 31, 2012, and 2011, respectively.  Eleven relationships make up $28.4 million of the net charge-off total for the year ended December 31, 2012. General market conditions, and more specifically, real estate, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.18%, 2.22% and 2.33% at December 31, 2012, September 30, 2012, and December 31, 2011, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at this time, based on recent internal and external reviews of the Company’s loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals and in the discussion below of non-performing loans, potential problem loans and foreclosed assets due to the respective loss sharing agreements with the FDIC, which substantially cover principal losses that may be incurred in these portfolios.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2012, were $72.6 million, a decrease of $1.8 million from $74.4 million at December 31, 2011, and a decrease of $4.3 million from September 30, 2012. Non-performing assets as a percentage of total assets were 1.84% at December 31, 2012, compared to 1.96% at December 31, 2011.

Compared to September 30, 2012, non-performing loans decreased $2.9 million to $22.5 million and foreclosed assets decreased $1.4 million to $50.1 million.  Commercial real estate loans comprised $8.3 million, or 37.0%, of the total $22.5 million of non-performing loans at December 31, 2012, an increase of $5.5 million from September 30, 2012.  Non-performing other commercial loans increased $1.7 million in the three months ended December 31, 2012, and were $6.2 million, or 27.8%, of the total non-performing loans at December 31, 2012.  Non-performing one-to-four-family residential loans decreased $2.1 million in the three months ended December 31, 2012, and were $4.3 million, or 17.8%, of the total non-performing loans at December 31, 2012.

Compared to September 30, 2012, potential problem loans increased $5.2 million, or 11.9%. This increase was due to the addition of $22.2 million of loans to potential problem loans, partially offset by $3.6 million in charge-offs, $9.1 million in loans removed from potential problem loans, and $3.0 million in payments on potential problem loans.

Activity in the non-performing loans category during the quarter ended December 31, 2012, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$--	$--	$--	$--	$--	$--	$--	$--
Subdivision construction	770	--	--	--	(521)	(247)	--	2
Land development	6,887	135	(832)	--	(2,128)	(1,483)	(108)	2,471
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	6,317	1,355	(741)	--	(2,266)	(291)	(117)	4,257
Other residential	2,950	5	--	--	(2,950)	(5)	--	--
Commercial real estate	2,825	5,809	--	--	--	(110)	(200)	8,324
Other commercial	4,514	3,117	--	(44)	--	(1,335)	(4)	6,248
Consumer	1,088	476	--	(8)	(9)	(39)	(332)	1,176

Total	$25,351	$10,897	$(1,573)	$(52)	$(7,874)	$(3,510)	$(761)	$22,478

At December 31, 2012, the land development category included three loans, one of which was added during the quarter. The largest relationship in this category, which was added during the previous quarter, was $2.1 million, or 84.5% of the total category, and was collateralized by land located in the Rogers, Ark., area.  The one- to four-family residential category included 28 loans, nine of which were added during the quarter. The commercial real estate category included nine loans, three of which were added during the quarter. The two largest relationships in this category, which were added during the current quarter, were $5.7 million, or 68.2% of the total category, and are collateralized by hotel buildings.  The other commercial category included nine loans, four of which were added during the quarter.  The largest relationship in this category, which was added during the current quarter, was $2.6 million, or 41.9% of the total category, and is collateralized by property in the Branson, Mo., area.

Activity in the potential problem loans category during the quarter ended December 31, 2012, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$612	$—	$—	$—	$—	$—	$(202)	$410
Subdivision construction	1,398	468	(191)	—	—	—	(23)	1,652
Land development	805	8,009	—	—	—	—	—	8,814
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	6,114	13	(921)	(122)	—	(82)	(26)	4,976
Other residential	6,481	4,746	(2,621)	—	(92)	—	(27)	8,487
Commercial real estate	27,699	5,976	(5,169)	—	(842)	(3,529)	(2,222)	21,913
Other commercial	768	2,940	(221)	—	—	—	(445)	3,042
Consumer	297	12	—	(88)	(10)	(17)	(65)	129

Total	$44,174	$22,164	$(9,123)	$(210)	$(944)	$(3,628)	$(3,010)	$49,423

At December 31, 2012, the commercial real estate category of potential problem loans included 16 loans.  The largest two relationships in this category, both of which were added during prior quarters, had balances of $5.0 million and $4.4 million, respectively, or 42.8% of the total category.  One relationship was collateralized by properties located in southwest Missouri and the other relationship was collateralized by property located in St. Louis, Mo. The land development category included seven loans, five of which were added during the current quarter.  The largest relationship in this category, which was added during the current quarter, totaled $6.0 million, or 67.9% of the total category, and was collateralized by property located in the Branson, Mo. area.  The other residential category included five loans, four of which were added during the current quarter.  The largest relationship in this category, which was added during the previous quarter, totaled $3.7 million, or 44.1% of the total category, and was collateralized by condominiums located in the St. Louis area.  The one- to four-family residential category included 42 loans, one of which was added during the current quarter. The largest relationship in this category, which was added during the quarter ended December 31, 2011, and included 15 loans, totaled $1.1 million, or 22.8% of the total category, and was collateralized by over 30 separate properties located in southwest Missouri.

Activity in foreclosed assets, excluding $18.7 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended December 31, 2012, was as follows:

	Beginning Balance, October 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$531	$--	$--	$121	$(25)	$627
Subdivision construction	17,867	499	(669)	35	(585)	17,147
Land development	13,110	2,219	(45)	80	(1,306)	14,058
Commercial construction	6,511	—	—	—	—	6,511
One- to four-family residential	1,735	2,377	(2,902)	—	(10)	1,200
Other residential	8,584	2,950	(3,151)	—	(1,151)	7,232
Commercial real estate	2,633	842	(194)	—	(543)	2,738
Commercial business	175	--	(15)	—	—	160
Consumer	369	328	(226)	—	—	471

Total	$51,515	$9,215	$(7,202)	$236	$(3,620)	$50,144

At December 31, 2012, the subdivision construction category of foreclosed assets included 46 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.6 million, or 20.6% of the total category.  Of the total dollar amount in the subdivision construction category, 16.4% and 15.6% is located in Springfield, Mo., and Branson, Mo., respectively. The land development category of foreclosed assets included 26 properties, the largest of which had a balance of $2.3 million, or 16.3% of the total category.  Of the total dollar amount in the land development category, 42.1% and 32.0% was located in the Branson, Mo., area and in northwest Arkansas, respectively, including the largest property previously mentioned.

BUSINESS INITIATIVES

On November 30, 2012, Great Southern Bank separately sold its Great Southern Travel and Great Southern Insurance divisions to Milwaukee-based Adelman Travel and St. Louis-based HM, respectively.  The two sales resulted in a combined transaction gain totaling $6.1 million.

The Company reorganized its internal organizational structure to more effectively serve business banking customers.  Small Business Banking and Corporate Services were combined to form the Business Banking division, which will offer depository and lending products to customers in a more streamlined and comprehensive manner.

Several initiatives have been completed or are underway related to the Company’s banking center network. In October 2012, a new banking center at 600 W. Republic in Springfield, Mo., was opened, which replaced a nearby leased facility at 3961 S. Campbell.  A new banking center in Greenfield, Mo., was also opened in December 2012. The full-service banking center replaces a previously razed drive-thru facility on the same lot. At the same time we opened the new facility, a leased banking center in downtown Greenfield was closed.

In March 2013, a new banking center in Downtown Springfield is expected to open, which replaces a leased facility two blocks away. Great Southern operated from this new location at 331 South Ave. in the 1960s through the 1980s. Construction will be underway soon to build a full-service banking center in a commercial district in Omaha, Neb. In addition to the banking center, a commercial lending team will be housed in this facility.  The facility is expected to be open in fall 2013.  The Company currently operates two banking centers in the Omaha metropolitan area – one in Bellevue and one in Fort Calhoun.

In December 2012, the Company launched an online consumer loan application service so that customers can apply online for various consumer loans including auto, boat, recreational vehicle and home equity loans. In January 2013, the Company introduced Mobile Check Deposit, a smartphone application-based service enabling customers to conveniently deposit a paper check to their checking account by utilizing the smartphone camera. Text Banking is expected to be launched in the first quarter of 2013 providing another channel for customers to access account information.

Great Southern Bancorp, Inc. will hold its 24th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 15, 2013, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 1, 2013, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the Company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended December 31, 2012, was $25.45. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 107 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including but not limited to the recently completed FDIC-assisted transaction involving InterBank and Sun Security Bank, might not be realized within the anticipated time frames or at all, the possibility that the amount of the gain the Company ultimately recognizes from the InterBank transaction will be materially different from the preliminary gain recorded, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months and years ended December 31, 2012, and 2011, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	December 31,	December 31,
	2012	2011
Selected Financial Condition Data:	(In thousands)

Total assets	$3,955,182	$3,790,012
Loans receivable, gross	2,360,287	2,165,393
Allowance for loan losses	40,649	41,232
Foreclosed assets, net	68,874	67,621
Available-for-sale securities, at fair value	807,010	875,411
Deposits	3,153,193	2,963,539
Total borrowings	391,114	485,853
Total stockholders’ equity	369,874	324,587
Common stockholders’ equity	311,931	266,644
Non-performing assets (excluding FDIC-covered assets)	72,622	74,369

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$50,451	$50,518	$193,508	$198,667
Interest expense	5,824	8,290	28,377	35,146
Net interest income	44,627	42,228	165,131	163,521
Provision for loan losses	7,786	10,205	43,863	35,336
Non-interest income	1,981	15,522	46,002	4,131
Non-interest expense	30,267	36,160	112,560	97,476
Provision for income taxes	176	(560)	10,623	5,183
Net income from continuing operations	8,379	11,945	44,087	29,657
Income from discontinued operations	4,070	88	4,619	612
Net income	$12,449	$12,033	$48,706	$30,269
Net income available-to-common shareholders	$12,281	$11,660	$48,098	$26,259

	At or For the Three Months Ended		At or For the Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.90	$0.85	$3.54	$1.93
Net income from continuing operations (fully diluted)	$0.60	$0.85	$3.20	$1.89
Book value	$22.94	$19.78	$22.94	$19.78

Earnings Performance Ratios: (includes discontinued operations)
Annualized return on average assets	1.25%	1.32%	1.22%	0.87%
Annualized return on average stockholders’ equity	16.03%	18.13%	16.55%	11.67%
Net interest margin	5.01%	5.07%	4.61%	5.17%
Average interest rate spread	4.95%	4.97%	4.53%	5.06%
Efficiency ratio	58.30%	63.56%	53.03%	59.54%
Non-interest expense to average total assets	3.17%	4.15%	2.98%	2.99%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.18%	2.33%	2.18%	2.33%
Non-performing assets to period-end assets	1.84%	1.96%	1.84%	1.96%
Non-performing loans to period-end loans	0.94%	1.25%	0.94%	1.25%
Annualized net charge-offs to average loans	1.60%	1.97%	2.43%	2.09%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2012	December 31, 2011
Assets

Cash	$107,949	$87,911
Interest-bearing deposits in other financial institutions	295,855	248,569
Federal funds sold	337	43,769
Cash and cash equivalents	404,141	380,249

Available-for-sale securities	807,010	875,411
Held-to-maturity securities	920	1,865
Mortgage loans held for sale	26,829	28,920
Loans receivable (1), net of allowance for loan losses of $40,649 - December 2012; $41,232 – December 31, 2011	2,319,638	2,124,161
FDIC indemnification asset	117,263	108,004
Interest receivable	12,755	13,848
Prepaid expenses and other assets	79,560	85,175
Foreclosed assets held for sale (2), net	68,874	67,621
Premises and equipment, net	102,286	84,192
Goodwill and other intangible assets	5,811	6,929
Federal Home Loan Bank stock	10,095	12,088
Current and deferred income taxes	—	1,549
Total Assets	$3,955,182	$3,790,012

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,153,193	$2,963,539
Federal Home Loan Bank advances	126,730	184,437
Securities sold under reverse repurchase agreements with customers	179,644	216,737
Structured repurchase agreements	53,039	53,090
Short-term borrowings	772	660
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	1,322	2,277
Advances from borrowers for taxes and insurance	2,154	1,572
Accounts payable and accrued expenses	12,128	12,184
Current and deferred income taxes	25,397	—
Total Liabilities	3,585,308	3,465,425

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2012 and 2011 – 57,943 shares	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2012 – 13,596,335, December 2011 – 13,479,856 shares	136	134
Additional paid-in capital	18,394	17,183
Retained earnings	276,751	236,914
Accumulated other comprehensive gain	16,650	12,413
Total Stockholders’ Equity	369,874	324,587

Total Liabilities and Stockholders’ Equity	$3,955,182	$3,790,012

(1)
At December 31, 2012 and December 31, 2011, includes loans, net of discounts, totaling $523.8 million and $396.5 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At December 31, 2012 and December 31, 2011, includes foreclosed assets, net of discounts, totaling $18.7 million and $20.7 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest Income
Loans	$45,591	$43,588	$170,163	$171,201
Investment securities and other	4,860	6,930	23,345	27,466
	50,451	50,518	193,508	198,667
Interest Expense
Deposits	4,058	6,103	20,720	26,370
Federal Home Loan Bank advances	1,001	1,322	4,430	5,242
Short-term borrowings and repurchase agreements	617	716	2,610	2,965
Subordinated debentures issued to capital trust	148	149	617	569
	5,824	8,290	28,377	35,146

Net Interest Income	44,627	42,228	165,131	163,521
Provision for Loan Losses	7,786	10,205	43,863	35,336
Net Interest Income After Provision for Loan Losses	36,841	32,023	121,268	128,185

Noninterest Income
Commissions	267	129	1,036	896
Service charges and ATM fees	4,815	4,793	19,087	18,063
Net gains on loan sales	1,855	1,172	5,505	3,524
Net realized gains (losses) on sales of available-for-sale securities	618	(215)	2,666	483
Realized impairments of available-for-sale securities	(418)	—	(680)	(615)
Late charges and fees on loans	422	180	1,028	651
Net change in interest rate swap fair value	86	(10)	(38)	(10)
Initial gain recognized on business acquisition	—	16,486	31,312	16,486
Accretion (amortization) of income related to business acquisitions	(6,546)	(7,836)	(18,693)	(37,797)
Other income	882	823	4,779	2,450
	1,981	15,522	46,002	4,131

Noninterest Expense
Salaries and employee benefits	12,420	12,544	51,262	43,606
Net occupancy expense	4,945	4,611	20,179	15,220
Postage	828	868	3,301	3,096
Insurance	1,155	380	4,476	4,840
Advertising	357	402	1,572	1,316
Office supplies and printing	329	400	1,389	1,268
Telephone	681	640	2,768	2,270
Legal, audit and other professional fees	957	1,359	4,323	3,803
Expense on foreclosed assets	4,545	9,942	8,748	11,846
Partnership tax credit	1,983	2,928	5,782	3,985
Other operating expenses	2,067	2,086	8,760	6,226
	30,267	36,160	112,560	97,476

Income Before Income Taxes	8,555	11,385	54,710	34,840
Provision for Income Taxes	176	(560)	10,623	5,183
Net Income from Continuing Operations	8,379	11,945	44,087	29,657

Discontinued Operations
Income from discontinued operations (including
gain on disposal in 2012 of $6,114), net of
income taxes	4,070	88	4,619	612

Net Income	12,449	12,033	48,706	30,269

Preferred Stock Dividends and Discount Accretion	168	373	608	2,798
Non-cash deemed preferred stock dividend	—	—	—	1,212

Net Income Available to Common Shareholders	$12,281	$11,660	$48,098	$26,259

Earnings Per Common Share
Basic	$0.90	$0.87	$3.55	$1.95
Diluted	$0.90	$0.85	$3.54	$1.93
Earnings from Continuing Operations Per Common Share
Basic	$0.60	$0.86	$3.21	$1.91
Diluted	$0.60	$0.85	$3.20	$1.89

Dividends Declared Per Common Share	$0.18	$0.18	$0.72	$0.72

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $932,000 and $697,000 for the quarter ended December 31, 2012, and 2011, respectively.  Fees included in interest income were $3.2 million and $2.3 million for the year ended December 31, 2012, and 2011, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	December 31, 2012(1)	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.02%	$505,632	$9,328	7.34%	$360,003	$7,516	8.28%
Other residential	4.95	324,054	5,198	6.38	277,113	4,196	6.01
Commercial real estate	5.20	794,403	15,766	7.90	751,470	13,406	7.08
Construction	5.03	200,019	5,652	11.24	269,264	8,290	12.21
Commercial business	5.24	236,586	3,889	6.54	228,236	4,777	8.30
Other loans	6.33	285,519	5,039	7.02	215,935	4,416	8.11
Industrial revenue bonds	5.69	48,680	719	5.87	66,769	987	5.86

Total loans receivable	5.39	2,394,893	45,591	7.57	2,168,790	43,588	7.97

Investment securities	2.79	802,998	4,751	2.35	859,283	6,845	3.16
Other interest-earning assets	0.10	344,904	109	0.13	274,269	85	0.12

Total interest-earning assets	4.35	3,542,795	50,451	5.67	3,302,342	50,518	6.07
Non-interest-earning assets:
Cash and cash equivalents		92,942			77,803
Other non-earning assets		351,636			270,604
Total assets		$3,987,373			$3,650,750

Interest-bearing liabilities:
Interest-bearing demand and savings	0.33	$1,531,803	1,284	0.33	$1,240,068	1,986	0.64
Time deposits	1.00	1,261,120	2,774	0.88	1,243,094	4,117	1.31
Total deposits	0.62	2,792,923	4,058	0.58	2,483,162	6,103	0.98
Short-term borrowings and repurchase agreements	1.04	267,490	617	0.92	299,956	716	0.95
Subordinated debentures issued to capital trust	1.89	30,929	148	1.90	30,929	149	1.91
FHLB advances	3.50	126,650	1,001	3.14	179,514	1,322	2.92

Total interest-bearing liabilities	0.78	3,217,992	5,824	0.72	2,993,561	8,290	1.10
Non-interest-bearing liabilities:
Demand deposits		368,457			317,863
Other liabilities		32,326			15,951
Total liabilities		3,618,775			3,327,374
Stockholders’ equity		368,598			323,375
Total liabilities and stockholders’ equity		$3,987,373			$3,650,750

Net interest income:
Interest rate spread	3.57%		$44,627	4.95%		$42,228	4.97%
Net interest margin*				5.01%			5.07%
Average interest-earning assets to average interest-bearing liabilities		110.1%			110.3%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2012.

	December 31, 2012(1)	Year Ended December 31, 2012			Year Ended December 31, 2011
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.02%	$463,096	$31,643	6.83%	$321,325	$25,076	7.80%
Other residential	4.95	314,630	18,807	5.98	256,170	15,536	6.07
Commercial real estate	5.20	785,181	56,428	7.19	690,413	54,698	7.92
Construction	5.03	219,309	20,802	9.49	265,102	33,966	12.81
Commercial business	5.24	228,109	19,439	8.52	194,622	20,953	10.77
Other loans	6.33	259,684	19,739	7.60	210,857	16,898	8.01
Industrial revenue bonds	5.69	56,264	3,305	5.87	69,425	4,074	5.87

Total loans receivable	5.39	2,326,273	170,163	7.31	2,007,914	171,201	8.53

Investment securities	2.79	846,197	22,674	2.68	841,308	26,962	3.20
Other interest-earning assets	0.10	413,092	671	0.16	311,493	504	0.16

Total interest-earning assets	4.35	3,585,562	193,508	5.40	3,160,715	198,667	6.29
Non-interest-earning assets:
Cash and cash equivalents		84,035			75,019
Other non-earning assets		336,016			261,126
Total assets		$4,005,613			$3,496,860

Interest-bearing liabilities:
Interest-bearing demand and savings	0.33	$1,456,172	7,087	0.49	$1,111,045	7,975	0.72
Time deposits	1.00	1,357,741	13,633	1.00	1,253,938	18,395	1.47
Total deposits	0.62	2,813,913	20,720	0.74	2,364,983	26,370	1.12
Short-term borrowings and repurchase agreements	1.04	265,718	2,610	0.98	303,944	2,965	0.98
Subordinated debentures issued to capital trust	1.89	30,929	617	1.99	30,929	569	1.84
FHLB advances	3.50	145,464	4,430	3.05	159,148	5,242	3.29

Total interest-bearing liabilities	0.78	3,256,024	28,377	0.87	2,859,004	35,146	1.23
Non-interest-bearing liabilities:
Demand deposits		385,770			306,728
Other liabilities		11,537			14,692
Total liabilities		3,653,331			3,180,424
Stockholders’ equity		352,282			316,436
Total liabilities and stockholders’ equity		$4,005,613			$3,496,860

Net interest income:
Interest rate spread	3.57%		$165,131	4.53%		$163,521	5.06%
Net interest margin*				4.61%			5.17%
Average interest-earning assets to average interest-bearing liabilities		110.1%			110.6%
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*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2012 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2012.